Exhibit 99.1

PRESS RELEASE

Gail Smith Joins RigNet’s Board of Directors

HOUSTON – January 10, 2018 (GLOBE NEWSWIRE) – RigNet, Inc. (NASDAQ: RNET) today announced the appointment of Gail Smith, a founder and director of Cavell Group, a convergence, mobility and cloud research and consulting firm, to its board of directors effective January 17, 2018. Ms. Smith will also serve on the Corporate Governance and Nominating Committee.

Across her 25 years in the telecommunications industry, Gail has a history of successfully launching new capabilities in the high-speed data communications market. As an entrepreneur and consultant, Gail focused on transformational initiatives for service providers such as SD-WAN, Cloud Communications Services, and governance topics relating to Cybersecurity and GDPR. Gail has a proven track record in building successful multinational operations and has extensive experience in corporate strategy, product management, marketing and sales management.

“Serving on the RigNet Board of Directors, Gail will make important contributions to our stated strategy to move ‘up the technology stack,’ while adding scale to our managed communications services business. Gail’s extensive background in cybersecurity and technology made her an ideal addition to the RigNet Board. We are very pleased to welcome her to the board and to the broader RigNet team,” said Steven Pickett, CEO & president, RigNet.

“An extensive search was conducted for an individual who could further strengthen our board’s talent and expertise, particularly in the cybersecurity and technology areas which are so critical to the services we provide to our customers. Gail brings that to our board with her extensive technical, operational and strategic leadership experience,” said James Browning, RigNet Chairman.

Prior to founding Cavell Group in 2002, Smith was with Level 3 Communications from 1998 to 2002, most recently serving as Corporate Group Vice President and President, Europe. Before Level 3, she held product marketing and strategy roles at MFS International. Ms. Smith has worked and managed operations in both the U.S. and Europe. She holds a Masters (M.A.L.D) in International Business from the Fletcher School, Tufts University and B.A. in Economics and Political Science from Claremont McKenna College.

About RigNet

RigNet (NASDAQ:RNET) is a global technology company that provides customized communications services, applications and cybersecurity solutions enhancing customer decision making and business performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Jerri Dean

Executive Administrative Assistant

RigNet, Inc.

Tel: +1 (281) 674-0129

15115 Park Row Drive, Suite 300 | Houston, TX | 281.674.0100 | www.rig.net